NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 16, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 1, 2006 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Mandatory Exchange of Shares of Freeport-McMoRan Copper & Gold Inc., the distribution payment of $5.411 redemption price (plus any accrued and unpaid dividends, if any) for each Depositary Share was equal to the 0.5 ounce of silver, calculated using the arithmetic average of the London silver fixing spit price for an ounce of silver one ach of the 20 trading ending on June 28, 2006. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 1, 2006.